SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15 (d) OF THE

SECURITIES AND EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): November 7, 2005

CHARTERMAC

(Exact Name of Registrant as Specified in Charter)

Delaware

(State or other Jurisdiction of Incorporation)

1-13237	13-3949418
(Commission File Number)	(IRS Employer Identification Number)

625 Madison Avenue, New York, NY 10022

(Address of Principal Executive Offices)

Registrant’s telephone number, including area code: (212) 317-5700

                                               Not Applicable

(Former Name or Former Address, if Changed Since Last Report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

__ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

__ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

__ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

__ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.  Entry into a Material Definitive Agreement.

On November 7, 2005, Related Capital Company LLC (“Related Capital”), a subsidiary of CharterMac, entered into a Separation and Consulting Agreement with Stuart J. Boesky (the “Agreement”) pursuant to which he will step down as Chief Executive Officer and a member of the Board of Trustees of CharterMac and his employment agreement with Related Capital will terminate. The Agreement is summarized in Item 5.02 below and attached hereto as Exhibit 99.1

Item 1.02.  Termination of a Material Definitive Agreement

Pursuant to the Agreement, Mr. Boesky’s employment agreement with Related Capital will terminate as of November 15, 2005. See Items 1.01 and 5.02 herein.

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of
Principal Officers.

On November 8, 2005, CharterMac announced that Stuart J. Boesky will step down from his position as CharterMac’s Chief Executive Officer and as a member of its Board of Trustees, effective November 15, 2005. The press release issued by CharterMac in connection with this announcement is attached hereto as Exhibit 99.2. The Board of Trustees has appointed CharterMac’s Chairman, Stephen M. Ross, as interim Chief Executive Officer, and has begun a search for a new Chief Executive Officer. The Board will consider both internal and external candidates. In connection with Mr. Boesky’s departure, CharterMac’s President, Marc D. Schnitzer, and its Chief Financial Officer, Alan P. Hirmes, will assume certain of his duties.

Pursuant to the Agreement, Mr. Boesky will serve as a consultant to CharterMac and its subsidiaries (collectively, the “Company”) for a period of one year, and his consulting contract may be terminated by either party. The Company will pay Mr. Boesky approximately $2.8 million in connection with the Agreement; the Company will pay $1.5 million in cash and issue common shares worth $800,000 during the fourth quarter of 2005, with the balance paid in cash during the first quarter of 2006. Pursuant to the terms of the Agreement, the Company will also pay Mr. Boesky approximately $64,000 in the fourth quarter of 2004 and approximately $175,000 in 2006 for consulting services.

In addition, CharterMac will accelerate the vesting on restricted shares and share options it had previously granted to Mr. Boesky as well as the common shares granted under the Agreement, and the lockup agreement with respect to his special common units of a subsidiary of CharterMac, which are exchangeable for common shares of CharterMac on a one for one basis, will terminate upon his departure.

Pursuant to the Agreement, Mr. Boesky and the Company have mutually released claims each may have against the other, if any. The Agreement also contains non-compete provisions and provides that Mr. Boesky will not solicit Company employees or clients for specified time periods. Mr. Boesky also has agreed to a standstill with respect to the acquisition of securities of American Mortgage Acceptance Company (“AMAC”) or other specified actions with respect to AMAC. AMAC is a Massachusetts real estate investment trust which is managed by an affiliate of CharterMac.

Mr. Ross, 64, founded CharterMac’s predecessor in 1972 and has been Chairman of CharterMac since the Company listed on the American Stock Exchange in 1997. Mr. Ross is one of the nation’s foremost real estate developers and is the Chairman and founder of The Related Companies, LP, which currently holds an approximately 13% ownership interest in CharterMac. The Related Companies is a fully integrated real estate firm with divisions specializing in development, acquisitions, financial services, and property management. In the thirty-three years since launching Related, Mr. Ross has assembled a team of over 1,500 professionals who oversee a real estate portfolio valued in excess of $12 billion. Mr. Ross graduated from The University of Michigan with a Bachelor’s degree in Business Administration and from Wayne State School of Law with a Juris Doctor degree. He then received a Master of Law degree in Taxation from the New York University School of Law. Based on a substantial gift in 2004, the University of Michigan renamed its Business School the “Stephen M. Ross School of Business at The University of Michigan.” Mr. Ross also serves on the Board of Directors of the Juvenile Diabetes Research Foundation, the Guggenheim Museum and Kerzner International Limited (NYSE: KZL). Additional information with respect to Mr. Ross may be found in CharterMac’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on April 7, 2005, and CharterMac’s annual proxy statement filed with the Securities and Exchange Commission on May 17, 2005.

Item 9.01.   Financial Statements and Exhibits

(a).	Financial Statements

Not Applicable

(b).	Pro Forma Financial Information

Not Applicable

(c).	Exhibits

Exhibit 99.1	Separation and Consulting Agreement between Related Capital Company LLC and Stuart J. Boesky dated November 7, 2005.

Exhibit 99.2	Press Release dated November 8, 2005, “CharterMac Announces Management Changes”.

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

CharterMac

(Registrant)

BY:	/s/ Alan P. Hirmes
Alan P. Hirmes
Chief Financial Officer

November 8, 2005